Exhibit 99b


ATLANTA--BellSouth Corporation (NYSE: BLS), through its wholly owned subsidiary, L.M. Berry and Company, has sold its 20 percent ownership interest in ITT World Directories
Inc. to ITT Corporation (NYSE: ITT) for $254 million.

ITT World Directories has also paid a dividend to both ITT
Corp. and BellSouth. BellSouth's share of the dividend was $11 million, providing total proceeds to BellSouth of $265 million.

ITT World Directories, an information services unit of ITT, publishes directories primarily in Belgium, Holland and Portugal and has other publishing operations in Europe, Asia, Africa and the Caribbean.

"BellSouth has had an excellent, long-standing relationship with ITT World Directories. This transaction, however, gives BellSouth a good return on its investment and the opportunity to reallocate resources at a time of dynamic change in the telecommunications and yellow pages publishing industries," said Donald J. Perozzi, group president of advertising and publishing for BellSouth.

BellSouth is a $19 billion communications services company. It provides telecommunications, wireless communications, directory advertising and publishing, video, Internet and information services to more than 27 million customers in 20 countries worldwide. BellSouth's subsidiary L.M. Berry markets and publishes more than 1,300 directories for BellSouth and approximately 200 independent telephone companies.

For more information about BellSouth, visit the BellSouth
Web page at http://www.bellsouth.com. Also, BellSouth news releases dating back one year are available by fax at no charge by calling 1-800-758-5804, ext. 095650.


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